UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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SCHEDULE 14A INFORMATION

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TRUMP ENTERTAINMENT RESORTS, INC.

(Name of Registrant as Specified in Its Charter)

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CORPORATE GOVERNANCE AND NOMINATING COMMITTEE CHARTER

TRUMP ENTERTAINMENT RESORTS, INC.

Amended and Restated as of April 24, 2008

1. The Committee. The Board of Directors (“Board”) of Trump Entertainment Resorts, Inc. (“Company”) shall appoint a Corporate Governance and Nominating Committee (“Committee”).

2. Composition. The Committee shall be comprised of at least two directors, and shall designate one member of the Committee as its chairperson, to serve at the pleasure of the Board. A majority of the members (and in any event not fewer than two members) of the Committee shall be independent directors under the rules of the exchange on which the Company is listed and the Board’s independence standards as set forth in the Company’s Corporate Governance Guidelines (“Independent Directors”).

3. Nominating Sub-Committee. If less than all of the members of the Committee are Independent Directors, then the functions of the Committee described in paragraph 4.b. below shall be passed to a Nominating Sub-Committee (the “Nominating Sub-Committee”). The Nominating Sub-Committee shall be comprised of at least two directors, and shall designate one member of the Nominating Sub-Committee as its chairperson, to serve at the pleasure of the Board. Each member of the Nominating Sub-Committee shall be an Independent Director. Generally, the members of the Nominating Sub-Committee will be the members of the Committee who are Independent Directors.

4. Purposes, Duties and Responsibilities.

a. The purposes of the Committee shall be to: develop and recommend to the Board the governance processes and principles applicable to the Company; oversee the periodic evaluation of the Board and committees; and, generally, have a leadership role in shaping the Company’s corporate governance policies. Specifically, the duties and responsibilities of the Committee shall include:

•	Reviewing the Company’s corporate governance practices and guidelines, and recommending appropriate changes thereto.
•	Coordinating and overseeing the annual self-evaluation of the role and performance of the Board and its committees.
•	Producing any Committee report as required by law or regulation.
•	Annually evaluating the performance of the Committee.
•	Reviewing and assessing the adequacy of this Charter on an annual basis, and recommending appropriate changes.

b. Pursuant to the Voting Agreement, dated as of May 20, 2005, by and among the Company and the Stockholders (as defined therein), certain parties have the right to designate certain Board members. Subject to these restrictions, the Committee (or, if applicable, the Nominating Sub-Committee), if asked by any such party with the right to designate a Board member or by the Board, shall make non-binding recommendations regarding: composition needs of, and other qualification considerations for, the Board and its committees; individuals qualified to become members of the Board; and procedures regarding the consideration of shareholder suggestions for candidates for nomination to the Board. In addition, the duties and responsibilities of the Committee (or, if applicable, the Nominating Sub-Committee) shall, subject to the aforementioned restrictions, include:

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If requested, reviewing the compositional needs of the Board and developing and recommending criteria for use in identifying and evaluating prospective Board candidates; and identifying and reviewing the qualifications of Board candidates, including through the evaluation of candidates for re-nomination.

•	If requested, recommending potential director nominees that satisfy the qualification criteria developed by the Committee (or, if applicable, the Nominating Sub-Committee).
•	If requested, overseeing the Company’s policies and procedures for the receipt of shareholder suggestions regarding Board composition and recommendations of candidates for nomination by the Board.
•	Recommending for Board approval the composition of Board committees and chairpersons for such committees.
•	Recommending for Board approval determinations as to director independence.
•	Producing any Committee report as required by law or regulation with respect to the matters covered by this paragraph 4.b.
•	Annually evaluating the performance of the Committee (or, if applicable, the Nominating Sub-Committee) with respect to the matters covered by this paragraph 4.b.
•	Reviewing and assessing the adequacy of this Charter on an annual basis with respect to the matters covered by this paragraph 4.b., and recommending appropriate changes.
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In addition, the Committee (or, if applicable, the Nominating Sub-Committee) will have the sole authority (and resources necessary) to retain and terminate such director search advisor as it determines appropriate to assist the Committee (or, if applicable, the Nominating Sub-Committee) in the performance of its functions and to approve the fees and other retention terms for such advisor.

5. Meetings. A majority of the members of the Committee shall constitute a quorum for a meeting of the Committee, and a majority of the members of the Nominating Sub-Committee (if any) shall constitute a quorum for a meeting of the Nominating Sub-Committee. The Committee and, if applicable, the Nominating Sub-Committee, shall meet as often as may be deemed necessary or appropriate in their respective judgment, either in person or telephonically. If there is a Nominating Sub-Committee, it shall meet separately from the Committee. The Committee and the Nominating Sub-Committee shall each maintain minutes of its meetings and regularly report its activities to the Board.

6. Delegation. In addition to the Nominating Sub-Committee, the Committee and the Nominating Sub-Committee (if any) may form, and delegate its responsibilities to, a subcommittee consisting of one or more members thereof who are Independent Directors, or to other Independent Directors, when appropriate.